Exhibit 99.1

Telenav Reaches Agreement with Nokomis Capital

SANTA CLARA, Calif., August 24, 2017 – Telenav®, Inc. (NASDAQ:TNAV), a leading provider of connected car and location-based platform services, today announced that it reached an agreement with Nokomis Capital, L.L.C. (“Nokomis”) and certain of its affiliates. In connection with the agreement, Joseph M. Zaelit will retire from Telenav’s Board of Directors upon the earlier to occur of (a) the time immediately prior to the appointment of a new independent director, (b) the Company’s 2017 Annual Meeting of Stockholders and (c) 11:59 p.m. on November 17, 2017. Telenav and Nokomis also agreed to search for an additional independent director to be appointed as a Class III director and, to the extent that such independent director is not identified by the earlier to occur of (b) the Company’s 2017 Annual Meeting of Stockholders and (c) 11:59 p.m. on November 17, 2017, at Nokomis’ written request, Mr. Hendrickson will be appointed as a Class III director until such time as an independent director is identified.

“We are pleased to reach this agreement with Nokomis,” said HP Jin, president and chief executive officer of Telenav. “We look forward to the contributions of the new, mutually identified director. At the same time, all of us at Telenav extend our thanks to Joe Zaelit for his many years of distinguished service. We will miss his wise counsel.”

Brett Hendrickson of Nokomis Capital commented, “We are pleased we were able to reach an agreement with Telenav for the addition of a new independent director to Telenav’s Board of Directors. We look forward to continuing to work with Telenav to fulfill its mission to deliver value to all Telenav stockholders.”

In connection with today’s announcement, Telenav has entered into an agreement with Nokomis, which owns approximately 10.3% of Telenav’s outstanding shares. Under the terms of the agreement, Nokomis has agreed to customary standstill and voting commitments. The complete agreement will be included as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About Telenav

Telenav is a leading provider of connected car and location-based platform services, focused on transforming life on the go for people - before, during, and after every drive. Leveraging our location platform, global brands such as Ford, GM, Toyota and AT&T deliver custom connected car and mobile experiences. Fortune 500 advertisers and local advertisers can now reach millions of users with Telenav’s highly-targeted advertising platform. To learn more about how Telenav’s location platform powers personalized navigation, mapping, big data intelligence, social driving, and location-based advertising, visit www.telenav.com.

Copyright 2017 Telenav, Inc. All Rights Reserved.

“Telenav” and the Telenav logo are registered trademarks of Telenav, Inc. Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.

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Investor Relations:
Michael Look
408-990-1232
IR@telenav.com

Media:
Raphel Finelli
408-667-5970
media@telenav.com